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                                                                     Exhibit 4.6

                           PRUDENTIAL FINANCIAL, INC.
                               (the "Corporation")

    Inter-Business Transfer and Allocation Policies relating to the Financial
               Services Businesses and the Closed Block Business

     The Corporation's Board of Directors has adopted the following policies relating to its Financial Services Businesses and the Closed Block Business (in each case as defined in the Corporation's Amended and Restated Certificate of Incorporation, each a "Business" and collectively the "Businesses") to be established upon the issuance and sale of the Corporation's Class B Stock, par value $0.01 per share ("Class B Stock"), and the related indebtedness (the "IHC Debt") of Prudential Holdings, LLC, a New Jersey limited liability company which is a wholly-owned subsidiary of the Corporation. These policies shall be effective upon issuance of the Class B Stock. The Board of Directors may modify, rescind or add to these policies in its discretion, subject to its fiduciary duty to the Corporation's shareholders and covenants substantially limiting such discretion agreed, or to be agreed, with investors in the Class B Stock and the Bond Insurer (as defined below) for, and/or the holders of, the IHC Debt.

Definitions

"Administrative Services Fee" means the administrative services fees paid by the Closed Block Business within Prudential Insurance to the Financial Services Businesses within Prudential Insurance, for services performed by the Financial Services Businesses for the benefit of the Closed Block Business, based on the charges set forth in the statement of Closed Block Business Administrative Expense Charges attached as an exhibit to the Indenture.

"Bond Insurer" means Financial Security Assurance Inc., in its capacity as insurer of the insured portion of the IHC Debt.

"Closed Block Assets" has the meaning set forth in Article I of the Plan of Reorganization.

"Closed Block Memorandum" means the memorandum attached as Exhibit G to the Plan of Reorganization, as amended from time to time.

"Closed Block Policies" has the meaning set forth in Article I of the Plan of Reorganization.

"Effective Date" means the date as of which the Amended and Restated Certificate of Incorporation of the Corporation becomes effective under New Jersey law, which shall be the same date as the "Effective Date" as defined under the Plan of Reorganization.

"Effective Time" means 12:01 a.m., Eastern Standard Time or Eastern Daylight Time, as the case may be, in Newark, New Jersey, on the Effective Date.

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"GAAP" means United States generally accepted accounting principles.

"Indenture" means the indenture, dated as of ____, 2001, between Prudential Holdings, LLC, as issuer of the IHC Debt, and _______, as trustee for the holders of the IHC Debt.

"Insurance and Indemnity Agreement" means the agreement, dated as of ____, 2001, between Prudential Holdings, LLC and the Bond Insurer, governing the issuance of the financial guaranty insurance policy with respect to the insured portion of the IHC Debt.

"Plan of Reorganization" means the Plan of Reorganization of The Prudential Insurance Company of America under Chapter 17C of Title 17 of the New Jersey Revised Statutes, dated as of December 15, 2000, as amended and restated, and as it may be further amended from time to time.

"Pre-Closing Tax Attributes" means any items of income, deduction, gain, loss, credit, tax cost or tax benefit determined under the Plan of Reorganization with respect to any period prior to the Effective Date.

"Prudential Insurance" means the stock successor of The Prudential Insurance Company of America.

"Regulatory Closed Block" means the "closed block" established pursuant to
Article IX of the Plan of Reorganization.

"Surplus and Related Assets" means those assets segregated outside the Regulatory Closed Block held to meet capital requirements related to the Closed Block Business within Prudential Insurance (the "Surplus Assets") as well as those assets that represent the difference between assets of the Regulatory Closed Block and the sum of the liabilities of the Regulatory Closed Block and the applicable statutory interest maintenance reserve (the "Related Assets"), as designated by the Corporation.

"Subscription Agreement" means the agreement, dated as of April 25, 2001, between the Corporation and the subscribers to the Class B Stock, as named in
Schedule I to such agreement, setting forth terms and conditions related to the issuance and sale of the Class B Stock.

"Tax Agreements" means agreements, dated as of ____, 2001, between the Corporation and Prudential Holdings, LLC that establish arrangements for the payments of the amounts due to and from Prudential Insurance and its subsidiaries under the consolidated federal income tax sharing agreement of the Corporation and its affiliates and providing for the allocation and payment of certain income tax benefits and income tax liabilities attributed to Prudential Holdings, LLC.

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Policies with Respect to Inter-Business Transactions and Transfers (Excluding
     Taxation)

     The transactions in subparagraphs (a) through (h) below will be permitted between the Closed Block Business and the Financial Services Businesses. Any such transfers (including lending) by the Closed Block Business may be out of either Closed Block Assets, Surplus and Related Assets or assets of Prudential Holdings, LLC's or the Corporation's Closed Block Business; provided that any transfer (including lending) of Closed Block Assets to Prudential Insurance's Financial Services Businesses remains subject to compliance with applicable regulatory requirements and is subject to the terms of the Indenture.

     (a) The Closed Block Business may lend to the Financial Services Businesses (but the Closed Block Business within Prudential Insurance may not lend to the Financial Services Businesses outside Prudential Insurance), and the Financial Services Businesses (inside or outside Prudential Insurance) may lend to the Closed Block Business, in either case (i) on terms no less favorable to the Closed Block Business than the terms for a comparable loan among any other portions of Prudential Insurance's general account; (ii) if Prudential Holdings, LLC is the lender, from the Debt Service Coverage Account (as defined in the Indenture) within Prudential Holdings, LLC subject to the limitations in the Indenture; (iii) for cash management purposes only in the ordinary course of business and on market terms pursuant to the internal short-term cash management facility ("short-term cash management" means the management of daily positive or negative cash balances for all participating segments, profit centers and legal entities that are pooled in the Corporation's money market investment pool on a daily basis); or (iv) as contemplated for the management of Prudential Holdings, LLC's assets.

     (b) Other transfers, exchanges, investments, purchases or sales of assets between the Regulatory Closed Block and businesses outside of the Regulatory Closed Block, including the Financial Services Businesses, are permitted if such transactions (x) (i) benefit the Regulatory Closed Block, (ii) are consistent with the Closed Block Memorandum, (iii) are executed at demonstrable fair market values and (iv) do not exceed, in any calendar year, more than 10% of the statutory statement value of the invested assets of the Regulatory Closed Block as of the beginning of that year or (y) are pursuant to the Tax Agreements.

     (c) Any lending pursuant to any inter-business loan that may be established to reflect usage of the funds held in the DSCA - Subaccount FSB or the DSCA - Subaccount FSB (Deposit) (each as defined in the Indenture) to pay Debt Service (as defined in the Indenture) on the IHC Debt and any other amounts owed to the Bond Insurer is permitted.

     (d) In addition to the foregoing, the Financial Services Businesses in any legal entity may lend to the Closed Block Business in the same or any other legal entity on market terms on either a subordinated or non-subordinated basis, as may be approved by

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the Corporation's Board of Directors and, if applicable, the Board of Directors of Prudential Insurance.

     (e) The Corporation's and Prudential Insurance's respective Boards of Directors may designate: (i) that a capital contribution to Prudential Insurance be for the benefit of the Closed Block Business within Prudential Insurance; or
(ii) that assets of the Financial Services Businesses within Prudential Insurance be transferred to the Closed Block Business within Prudential Insurance in the form of a loan on market terms that is subordinated to all existing obligations of the Closed Block Business within Prudential Insurance. In the absence of the specific designation referred to in clause (i), any capital contribution to Prudential Insurance will be for the benefit of the Financial Services Businesses.

     (f) The respective Boards of Directors of the Corporation and Prudential Insurance have discretion to transfer assets of the Financial Services Businesses to the Regulatory Closed Block, or use such assets for the benefit of Regulatory Closed Block policyholders, if they (as applicable) believe such transfer or usage is in the best interests of the Financial Services Businesses, and such transfers or usage may be made without requiring any repayment of the amounts transferred to the Regulatory Closed Block or so used or the payment of any other consideration from the Closed Block Business.

     (g) Such other transactions on market terms as may be approved by the Board of Directors of the Corporation and if applicable, the Board of Directors of Prudential Insurance.

     (h) Cash payments for Administrative Services Fees from the Closed Block Business to the Financial Services Businesses will be based on the charges set forth in the Indenture. Cash payments for expenses of the Regulatory Closed Block that are paid from within the Regulatory Closed Block to the portion of the Closed Block Business that is outside of the Regulatory Closed Block within Prudential Insurance will be calculated on a formulaic basis consistent with the Closed Block Memorandum as set forth in the Indenture.

Accounting Policies with Respect to the Allocation of Assets, Liabilities and Expenses

     (1) The Corporation will allocate all its assets, liabilities, equity and earnings between the Financial Services Businesses and the Closed Block Business, and the Corporation will account for them as if they were separate legal entities, in accordance with GAAP.

     (2) For financial reporting purposes, revenues, administrative, overhead, and investment expenses, taxes other than federal income taxes and certain commissions and commission-related expenses associated with the Closed Block Business will be allocated between the Closed Block Business and the Financial Services Businesses in accordance with GAAP. Interest expense and routine maintenance and

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administrative costs generated by the IHC Debt will be considered directly attributable to the Closed Block Business and will therefore be allocated in their entirety to the Closed Block Business except as indicated below.

     (3) Any transfers of funds between the Closed Block Business and the Financial Services Businesses will typically be accounted for as either reimbursement of expense, investment income, return of principal or a subordinated loan, except as contemplated under "-- Polices with Respect to Inter-Business Transactions and Transfers (Excluding Taxation)" above and "-- Policies with Respect to Inter-Business Transactions and Transfers Regarding Taxation" below.

     (4) The Closed Block Business will exclude any expenses and liabilities from litigation affecting the Closed Block Policies, and these expenses and liabilities will be part of, and borne by, the Financial Services Businesses. The Financial Services Businesses will bear any expenses and liabilities from litigation affecting the Closed Block Policies and the consequences of certain adverse tax determinations related to the IHC Debt, as noted below. These expenses will therefore be reflected in the Financial Services Businesses, and not in the Closed Block Business. In connection with the sale of the Class B Stock and the issuance of the IHC Debt, the Corporation has agreed to indemnify the investors in the Class B Stock pursuant to the Subscription Agreement and may agree to indemnify other persons with respect to certain matters, and such indemnification will be borne by the Financial Services Businesses. For the nine months ended September 30, 2001, a reserve of $160 million was recorded in the Traditional Participating Products segment for death and other benefits due with respect to policies for which no death claim has been received but where death has occurred; upon demutualization this reserve will become a liability of the Financial Services Businesses, and any subsequent reestimation of this reserve (upward or downward) will be included in adjusted operating income of the Financial Services Businesses.

     (5) For financial reporting purposes, administrative expenses recorded by the Closed Block Business, and the related income tax effect, will be based upon actual expenses incurred under GAAP. Any difference between the cash amount transferred from the Closed Block Business to the Financial Services Businesses as described in paragraph (h) under "-- Policies with Respect to Inter-Business Transactions and Transfers (Excluding Taxation)" above and actual expenses incurred as recorded under GAAP will be recorded, on an after-tax basis at the applicable current rate, as direct adjustments to the respective GAAP equity balances of the Closed Block Business and the Financial Services Businesses without the issuance of shares of either Business to the other Business. Statutory expenses will be calculated based upon the actual cash payments. Internal investment expenses recorded and paid by the Closed Block Business, and the related income tax effect, will be based upon actual expenses incurred under GAAP and in accordance with an investment management agreement between Prudential Insurance and Prudential Investment Management, Inc. and other agreements governing record keeping, bank fees, accounting and reporting, asset allocation, investment policy and planning and analysis.

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Tax Allocations/Tax Treatment

     For financial reporting purposes, the Closed Block Business within each legal entity will be treated as if it were a consolidated subsidiary under the consolidated federal income tax sharing agreement of the Corporation and its affiliates. Accordingly, if the Closed Block Business within any legal entity has taxable income, it will recognize its share of income tax as if it were a consolidated subsidiary of the Corporation. If the Closed Block Business within any legal entity has losses or credits, it will recognize a current income tax benefit.

Policies with Respect to Inter-Business Transactions and Transfers Regarding Taxation

     If the Closed Block Business has taxable income attributable to tax periods (or portions of periods) after the Effective Time, it will pay its share of federal income tax in cash to the Financial Services Businesses. If the Closed Block Business has losses or credits attributable to tax periods (or portions of periods) after the Effective Time, it will receive its federal income tax benefit in cash from the Financial Services Businesses. If any losses or credits cannot be utilized in the consolidated federal income tax return of the Corporation for the year in which such losses or credits arise, the Closed Block Business will still receive the full benefit in cash, it being understood that the Financial Services Businesses will be entitled to subsequently recover such benefit for itself if the losses or credits are ultimately actually utilized in computing estimated payments or in the consolidated federal income tax returns of the Corporation, but the failure to recover such benefit will have no effect on the Closed Block Business (and will not affect the Corporation's obligations under the Tax Agreements, reflecting these policies).

     Certain tax costs and benefits are determined under the Plan of Reorganization with respect to the Regulatory Closed Block using statutory accounting rules that may give rise to tax costs or tax benefits prior to the time that those costs or benefits are actually realized for tax purposes. If at any time the Closed Block Business is allocated any such tax cost or a tax benefit under the Plan of Reorganization that is not realized at that same time under the relevant tax rules but will be realized in the future, the Closed Block Business will pay such tax cost or receive such tax benefit at that time, but it shall be paid to or paid by the Financial Services Businesses. When such tax cost or tax benefit is subsequently realized under the relevant tax rules, the tax cost or tax benefit shall be allocated to the Financial Services Businesses. The foregoing principles will be applied so as to prevent any item of income, deduction, gain, loss, credit, tax cost or tax benefit being taken into account more than once by the Closed Block Business (including the Regulatory Closed Block) or the Financial Services Businesses. For this purpose, Pre-Closing Tax Attributes shall be taken into account with any such Pre-Closing Tax Attributes relating to the Regulatory Closed Block being attributed to the Closed Block Business and all other Pre-Closing Tax Attributes being attributed to the Financial Services Businesses.

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     The Closed Block Business will also pay or receive its appropriate share of tax and related interest resulting from adjustments attributable to the settlement or other resolution of tax controversies or the filing of amended tax returns to the extent that such amounts relate to controversies or amended returns arising with respect to the Closed Block Business and attributable to tax periods (or portions of periods) after the Effective Time, except to the extent that such tax is directly attributable to the characterization of the IHC Debt as other than debt for tax purposes, in which case the tax will be borne solely by the Financial Services Businesses. If a change of law after the Effective Time, including any change in the interpretation of any law, results in the recharacterization of all or part of the IHC Debt as other than debt for tax purposes or a significant reduction in the income tax benefit associated with the interest expense on all or part of the IHC Debt, the Financial Services Businesses will continue to pay the foregone income tax benefit to the Closed Block Business for as long as the IHC Debt remains outstanding or any amounts are owed to the Bond Insurer as if such recharacterization or reduction of actual benefit has not occurred. The Financial Services Businesses will bear all tax liabilities not properly attributable to the Closed Block Business. Any settlement involving the Closed Block Business will be made in good faith and with due regard to the merits of the position taken by the Closed Block
Business.

     Charges for premium taxes, guaranty fund payments as well as state and local income taxes and franchise taxes will be allocated between the Closed Block Business and the Financial Services Businesses in the manner in which they are allocated between the Regulatory Closed Block and other than the Regulatory Closed Block within Prudential Insurance, in accordance with the Closed Block Memorandum. For purposes of calculating the state and local income tax for the Closed Block Business within Prudential Insurance, the actual Prudential Insurance state and local income tax rates will be used. For purposes of calculating the state and local income tax on the Closed Block Business outside Prudential Insurance (including the state and local income tax benefits related to the interest payable on the IHC Debt) a fixed rate of 1% will be used.



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